December 2010

Dear Unitholder:

Since U.S. Premium Beef began operations in 1998, your Board and management have been committed to paying a level of cash sufficient to cover the tax liability on your proportionate share of USPB’s taxable income.  Our strong financial performance and strengthening balance sheet are now making it possible to make an additional special cash distribution in excess of an amount sufficient to cover taxes.  As a result, your Board has authorized an additional special cash distribution and the attached check represents your proportionate share.  This distribution is different from and in addition to the quarterly tax distributions the company has been making recently; it instead represents a distribution of equity that has built up over time and therefore should be tax free.  If you have any questions, please give Scott Miller a call at 866-877-2525.

Sincerely,

Steven D. Hunt

Chief Executive Officer

Enclosure